Exhibit 107
Calculation of Filing Fee Tables
424(b)(5)
(Form Type)
Revolution Medicines, Inc.
(Exact Name of Registrant as Specified in its Charter)
Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price (1)	Fee Rate	Amount of Registration Fee (1)

Newly Registered Securities

Fees to Be Paid	Equity	Common Stock, $0.0001 par value per share	Rule 457(r)	18,750,005 (2)	$46.00	$862,500,230	$0.0001531	$132,049

Fees to Be Paid	Equity	Pre-funded warrants to purchase Common Stock, $0.0001 par value per share	Rule 457(r)	2,173,917	$46.00 (3)	$— (3)	$0.0001531	$—

Fees Previously Paid	N/A	N/A	N/A	N/A	N/A	N/A		N/A

Carry Forward Securities

Carry Forward Securities	N/A	N/A	N/A	N/A		N/A

	Total Offering Amounts					$862,500,230		$132,049 (1)

	Total Fees Previously Paid							$—

	Total Fee Offsets							$—

	Net Fee Due							$132,049

(1)
In accordance with Rules 456(b) and 457(r) under the Securities Act of 1933, as amended, the registrant initially deferred payment of all of the registration fees for the Registration Statement on Form
S-3
(Registration
No. 333-277640),
filed on March 4, 2024.

(2)
Includes 2,445,652 shares of the registrant’s common stock, $0.0001 par value per share (the “Common Stock”), that the underwriters have an option to purchase and 2,173,917 shares of Common Stock that are issuable upon the exercise of pre-funded
warrants referenced below.

(3)
Represents the sum of the
pre-funded
warrants sales price of $45.9999 per
pre-funded
warrant and the exercise price of $0.0001 per share of Common Stock issuable pursuant to the pre-funded
warrants. Pursuant to Securities and Exchange Commission staff interpretation, the entire fee is allocated to the Common Stock underlying the pre-funded
warrants.